PURCHASE AGREEMENT
              (614 & 640 McKinley and 2201 Kennedy)


     THIS AGREEMENT is entered into this 22 day of January, 1999, by and between Hillcrest Development, a Minnesota limited partnership (hereafter referred to as the "Seller"), and R & D Systems, Inc., a Minnesota corporation, (the "Buyer"), upon the basis of the following facts, understandings and intentions of Seller and Buyer.

     RECITALS:

     1. Seller is the fee owner of real property (collectively the "Land") legally described as Lots 16 and 17, Auditor's Subdivision Number 268, Hennepin County, Minnesota ("Parcel 1") and Lots 8 and 9, Auditor's Subdivision Number 268, Hennepin County, Minnesota ("Parcel 2"). Parcel 1 is currently improved with office buildings (hereafter referred to collectively as the "Buildings"), together with miscellaneous improvements to the Land ("Miscellaneous Improvements"). The Buildings are commonly known as 614 McKinley, 640 McKinley and 2201 Kennedy, all located in N.E. Minneapolis, County of Hennepin, Minnesota. Parcel 2 is a blacktopped parking lot located at the northeast corner of the intersection of Summer Street and Cleveland Street in N.E. Minneapolis, Minnesota.

     2. Buyer is currently leasing Parcel 1 from Seller under a lease agreement originally dated July 24, 1992, and amended by various letters of agreement dated April 27, 1993, June 22, 1993, January 17, 1995, February 17, 1995, June 15, 1995, August 18, 1995, September 11, 1995, July 3, 1996,
August 5, 1998 and December 22, 1998, and by the Agreement for the First Amendment to a Lease dated October 27, 1995, and the Agreement for the Second Amendment to a Lease dated July 3, 1996 and the Agreement for the Third Amendment to a Lease dated December 19, 1996 (collectively, the "Lease").

     3. The Lease contains a right of first refusal in favor of Buyer to purchase the premises subject to the Lease ("Right of First Refusal").

     4. The parties contemplated that on or before February 5, 1999, Seller and Buyer will enter into:

               (a) An option agreement granting Buyer an option to purchase 2101 Kennedy, 659 Cleveland Building and certain parking lots ("2101 Kennedy Option");

               (b) An option agreement granting Buyer an option to purchase 2001 Kennedy and certain parking areas ("Phase II Option").

     5. Buyer desires to purchase the Land, the Buildings, the Miscellaneous Improvements, and all licenses, permits, equipment, fixtures and furnishings and all other personal property, tangible or intangible, owned by Seller and currently located on the Land and solely used in the operation and maintenance of the foregoing (hereafter said licenses, permits, equipment, fixtures and furnishings and other included personal property shall be referred to in the aggregate as "Personal Property," and hereafter the Land, the Building, the Miscellaneous Improvements, and Personal Property is sometimes referred to in the aggregate as the "Property") in accordance with the terms and conditions hereinafter set forth.

     6. Seller is willing to grant and extend to Buyer such purchase right as the terms hereafter set forth.

     NOW, THEREFORE, in consideration of the agreements hereinafter provided and other good and valuable consideration, Seller agrees to sell and Buyer agrees to purchase from Seller the Property, together with and including all hereditaments, appurtenances, easements and rights of way thereunto belonging or in any way appertaining and also the right, title and interest (if any) of Seller in and to the bounding and abutting streets, alleys and highways, subject to and upon the following terms and conditions:



                            SECTION I

                         PURCHASE PRICE

     It is hereby agreed that the Purchase Price of the Property shall be Twenty-Eight Million and 00/100 Dollars ($28,000,000.00) (the "Purchase Price"), which shall be paid by Buyer to Seller as follows:

     (i) 100,000 shares of Techne Corporation common stock ("Stock") shall be paid into escrow as provided for in Section II below and shall be valued at $2,160,830.00 which is the value of the Stock based on the average close of the Stock on the preceding fifteen
     (15) trading days prior to the execution of this Purchase
     Agreement. In connection with the issuance of the Stock, Seller will execute an investment letter in the form of Exhibit E hereto attached and a Registration Rights Agreement with Techne Corporation in the form of Exhibit F hereto attached.

     (ii) $4,000,000 shall be paid into escrow as provided for in Section II below.

     The remainder of the Purchase Price, namely, $21,839,170.00 will be payable at closing in immediately available funds.

     The Purchase Price shall be allocated as follows:
     $              to 640 McKinley (including north link building);
     $              to 614 McKinley (including south link building);
     $              to 2201 Kennedy; and
     $              to Parcel 2.



                           SECTION II

                      EARNEST MONEY DEPOSIT

     Buyer shall deposit no later than February 26, 1999, 12:01 p.m. in escrow with First American Title Insurance Company (the "Escrow Agent" and sometimes hereafter "Title") the sum of $4,000,000.00, plus the Stock (with duly executed stock powers attached) (this sum shall be collectively referred to as the "Deposit") which shall be retained by the Escrow Agent for the benefit of Seller and Buyer in accordance with the provisions of this Purchase Agreement. The parties hereby agree to execute such documentation, if any, reasonably required by the Escrow Agent in connection with the disbursement of the Deposit and establishment of said earnest money escrow referenced above.


                           SECTION III

             INVESTMENT AND DISBURSEMENT OF DEPOSIT

     The Escrow Agent is hereby directed to invest the Deposit represented by cash in a segregated U.S. Treasury-backed money market account with U.S. Bancorp in Minneapolis, Minnesota.

     The Deposit shall be disbursed by the Escrow Agent as follows:

          (a) Except as provided for in (b) below, the Deposit shall be deemed nonrefundable and shall be delivered to Seller either upon the termination of this Purchase Agreement or upon the closing of the sale of the Property as partial payment of the Purchase Price.

          (b)  The Deposit shall be delivered to Buyer in the event:
     (i) this Purchase Agreement cannot be timely closed because title to the Property is not acceptable or cannot be delivered as provided and Buyer terminates this Purchase Agreement pursuant to Section VI; (ii) Buyer terminates this Purchase Agreement pursuant to Sections IV or XII hereof; (iii) Buyer terminates this Purchase Agreement pursuant to Section XVI hereof; (iv) Buyer terminates this Purchase Agreement pursuant to Section
     XVII hereof.

          (c) Interest in the Deposit shall inure to the benefit of Seller, in all events.



                           SECTION IV

                  BUYER'S CONDITIONS PRECEDENT

     Seller agrees that this Purchase Agreement shall be conditioned upon Buyer satisfying itself, in its sole and absolute judgment, that the following conditions precedent with respect to the Property are met:

          (a) Buyer's inspection and approval of the Land, the Building, the Miscellaneous Improvements, Personal Property, the Other Agreements and the properties covered by 2101
     Kennedy Option and Phase II Option (as hereinbefore defined) and all other information required herein to be provided to Buyer by Seller, all during regular weekday business hours. Seller agrees to allow Buyer and its agents the right of any ingress or egress over and through the Property for the purpose of inspecting the same and making other observations as Buyer deems reasonably necessary. Buyer agrees to indemnify and hold Seller harmless from all injury, death or property damage or claims of any kind whatsoever including mechanic's liens arising out of or in any way incidental to Buyer's presence on the Property for the purposes aforesaid. This indemnity shall survive the termination of this Purchase Agreement, regardless of which party elects to terminate this Purchase Agreement.
     To the extent Seller has not already done so, Seller agrees to provide to Buyer copies of or allow Buyer access to the following items within two (2) days from the execution of this Purchase Agreement:

               (i) copies of Plans and Specifications, blueprints, operating manuals, surveys and licenses, if any, in Seller's possession, used to operate the Buildings and the remainder of the Property;

               (ii) complete copies of all service and maintenance contracts currently affecting the Property ("Other
          Agreements");

               (iii) copies of all permits or authorizations, if any, in Seller's possession, required to be issued by any governmental body having jurisdiction in connection with any state of facts or activity presently existing or being carried on with respect to the Property;

               (iv) copies of all warranties and guaranties, if any, which are still effective and which pertain to the Property or any portion thereof ("Warranties");

               (v) inventory of the Personal Property owned by the Seller and located on the Land and used in connection with the operation of the Property.

          (b) Buyer may use the Property for its existing uses ("Current Uses") without being in violation of any zoning classification, land use classification, environmental requirement, or any other use classification or building classification or requirement established by any entity or authority having legal jurisdiction or authority thereover.

          (c) All utilities, including but not limited to electricity, gas, water (fire and domestic) storm and sanitary sewer, are available on site, through valid and adequate public or private easements for Current Uses; provided that in the case of private easements, they are appurtenant to the Property, or on the Property's side of abutting streets of size and capacity sufficient to serve the Current Uses.

          (d) Buyer approving, as provided in Section V(A) hereof, the environmental audits provided to Buyer for the Property or any additional reports obtained by Buyer.

          (e) Buyer obtaining satisfactory mortgage and equity financing for the Property on terms and conditions satisfactory to Buyer.

          (f)  Buyer's approval of the License Agreement, Parking
     Easement and Management Agreement as defined in Sections XVIII and XXV hereof.

     This Purchase Agreement shall be deemed terminated and neither party liable to the other herein unless Buyer affirmatively accepts or waives the foregoing conditions by paying to the Escrow Agent the Deposit by February 26, 1999 at 12:01 p.m. as required by Section II. Seller acknowledges that Buyer's election not to purchase the Property may be based upon Buyer's unwillingness to accept the condition of the properties covered by the 2101 Kennedy Option and the Phase II Option, including but not limited to environmental. Notwithstanding the foregoing, Buyer may elect to terminate this Purchase Agreement between February 26, 1999 and the date of closing in the event (i) environmental testing done between such dates pursuant to
Section V hereof reveal contamination not previously known on February 26, 1999, or (ii) a change in any item referred to in (b) above occurs between February 26, 1999 and the date of closing so as to prohibit the use of the Property for Current Uses. Upon any such termination of this Purchase Agreement by Buyer, the Deposit (other than the interest earned thereon) shall be returned to Buyer as provided in Section III hereof and all parties hereto shall be released from all duties and obligations to each other contained herein.

                            SECTION V

                 ENVIRONMENTAL AUDITS AND SURVEY

     A. Environmental Audits. Seller has provided to Buyer environmental reports ("Environmental Reports") for the Property at no cost or expense to Buyer which are described in Exhibit C hereto attached and that except for the Exhibit D information, to the best of Seller's knowledge, such material constitutes all of the environmental reports in Seller's possession or control. Buyer shall have the right to do additional environmental audits and/or soil tests subject to the reasonable prior written approval of Seller regardless of the cost as long as Buyer pays for all of such costs; provided, however, no such additional testing shall be done beyond February 26, 1999 unless the testing is based on new information not previously known to Buyer. Buyer agrees to indemnify and hold Seller harmless from all mechanic's liens liability and other costs and expenses arising from Buyer's doing such additional environmental audits and/or soil tests.

     B. Survey. Seller has provided Buyer with a survey ("Survey") of the Property.

     C. Copies of Documents. To the extent not already done, Seller shall promptly deliver to Buyer or make available to Buyer copies of all soil tests, environmental audits, surveys and other documents relating to the physical properties of the Property which are within Seller's control and Buyer agrees to promptly deliver to Seller copies of all of such items which are within Buyer's control. Buyer will deliver to Seller, at the closing, copies of all the contents of the "RREEF Box" hereafter defined.

    D. RREEF Box Documents. The parties acknowledge that Seller has provided to Buyer an unopened box ("RREEF Box") allegedly containing due diligence materials for the Property prepared by RREEF, as hereafter defined. Attached hereto as Exhibit D is a list of the materials in the RREEF Box relating to the Environmental Reports of the Property. Seller makes no representations or warranties as to the accuracy of the contents of the RREEF Box nor shall any of Seller's representations and warranties regarding the sale of the Property or the sale of the properties covered by the 2101 Kennedy Option and/or the Phase II Option be in any manner considered based on such contents except for the Environmental Reports described in Exhibit D.


                           SECTION VI

                         TITLE EVIDENCE

     A. Seller, at Seller's expense, will provide Buyer prior to February 15, 1999 with a commitment(s) (the "Commitment") for an Owner's Policy of Title Insurance for the Property issued by Title. Buyer shall pay at closing the premium for the actual title insurance policy, if any, to be purchased by Buyer. The Commitment shall include appurtenant coverage for Buyer's rights under the Parking Easement as not subordinate to any prior interest, unless approved by Buyer, waiver of standard exceptions, a zoning and comprehensive endorsements and a contiguity endorsement as to each of Parcel 1 and Parcel 2 and shall include legible copies of all documents, maps, or plats set forth therein as affecting the Property and shall be issued through Title in its capacity as a title insurance company by its local office or by its local agent (the "Title Company") situated in the county where the Property is located. The Commitment shall be issued in the name of Buyer, Techne Corporation and Buyer's lender.

     B. By February 26, 1999, Buyer shall deliver to Seller a written statement containing any objection Buyer has to the state of title, including Survey objections and objections to Permitted Encumbrances. Buyer acknowledges that simultaneously with the closing, Seller will terminate the Declaration of Easement dated December 21, 1995, filed January 4, 1996, as Document No. 2665870 with Hennepin County Registrar of Titles office ("Declaration"). If such statement of objection is not delivered by February 26, 1999, title shall be deemed approved by Buyer except for Schedule B,
Section 1 requirements of the commitment ("Requirements") which Seller agrees to satisfy at closing. If any objection other than the Requirements is not cured or removed by February 26, 1999, Buyer, at its option, may, prior to February 26, 1999, either (i) accept title as it is, subject to Seller's obligations to satisfy the Requirements; or (ii) terminate this Purchase Agreement. Seller shall have no obligation to cure any of the Permitted Encumbrances. Upon any such termination all parties shall be released from all duties or obligations contained herein and the Deposit (other than the interest earned thereon) shall be returned to Buyer as provided for in
Section III hereof.


                           SECTION VII

                          1031 EXCHANGE

     At either party's request, the other party agrees to cooperate with the requesting party in a deferred or simultaneous 1031 like kind exchange(s) of all or any portion of the Property as long as the other party is not required to take title to any other property or to incur any further cost, expense, liability or delay.


                          SECTION VIII

                WAIVER OF RIGHT OF FIRST REFUSAL

     If this Purchase Agreement is terminated pursuant to either Section IV (by failing to pay to Escrow Agent the Deposit by 12:01 p.m. on February 26, 1999), or Section VI hereof, Buyer agrees that such termination shall constitute a waiver of its Right of First Refusal only with respect to a sale of the Property to RREEF (as hereafter defined) as hereinafter provided and that Seller shall be free to sell the Property (along with Seller's interest in other properties which are the subject of option agreements of even date herewith between Seller and Buyer relating to 2101 Kennedy and 2001 Kennedy and related parking areas) to RREEF Venture Capital Fund L.P., or a related or affiliated entity ("RREEF") provided such sale is consummated prior to October 15, 1999. Buyer agrees, not later than January 29, 1999, to execute an estoppel certificate in favor of RREEF with respect to the Lease for use by RREEF and to deliver the original of same to Title on or before January 29, 1999 to be held by Title in escrow pending RREEF's acquisition of title to the Property prior to October 15, 1999. Title shall provide a copy of the same to Seller upon receipt but shall retain the original. If this Purchase Agreement is not terminated, or, if it is and the RREEF transaction is not consummated by October 15, 1999, the original certificate shall be returned to Buyer. This section shall survive the termination of this Purchase Agreement.


                           SECTION IX

                           WARRANTIES

     Seller warrants and represents to Buyer that the following statements are now, will at the closing, and will after closing to the extent hereinafter provided be true and accurate:

          (a) Seller will have marketable and insurable record title to the Property as of closing, subject only to the Permitted Encumbrances listed on Exhibit A attached hereto and made a part hereof. Seller will, simultaneously with the closing, terminate the Declaration.

          (b) To the best of Seller's knowledge, the information supplied to Buyer pursuant to Section IV(a) hereof is complete and correct and has been duly supplemented including, but not limited to, any new Other Agreements.

          (c) At closing, Seller shall (i) convey to Buyer by Warranty Deed the Property and convey by Warranty Bill of Sale the Personal Property to Buyer free of all encumbrances on the Property or any portion thereof except for the Permitted Encumbrances and other matters approved by Buyer pursuant to Section VI or as otherwise provided herein; and (ii) shall assign to the extent they are assignable, all of Seller's interest in the "Other Agreements."

          (d) Seller has not received any notice nor are they aware of any pending or threatened action to take by eminent domain or by deed in lieu thereof all or any portion of the Property.

          (e) Seller shall be solely responsible for and shall pay on the date of closing any deferred tax or assessment, including, but not limited to, those referred to in Minnesota Statutes
     Section 273.11 (the so-called "Green Acres recapture"), catch-up or adjustment in future taxes due as a result of the Property having been classified under any designation authorized by law to obtain a special low ad valorem tax rate or receive either an abatement or deferment of ad valorem taxes.

          (f)  Seller is not a "foreign person" as contemplated by
     Section 1445 of the Internal Revenue Code, and that at the closing Seller will deliver to Buyer a certificate so stating, in a form complying with the Federal tax law.

          (g) This Purchase Agreement and the documents, instruments and agreements to be executed by Seller pursuant to this Purchase Agreement have been, or will be on or before the date of closing, duly and validly authorized, executed and delivered by Seller and the obligations of Seller hereunder and thereunder are or will be valid and legally binding, and this Purchase Agreement and the documents, instruments and agreements to be executed and delivered by Seller pursuant to this Purchase Agreement are or will be upon such execution and delivery enforceable against Seller in accordance with their respective terms.

          (h) Except as shown by the materials described in Exhibit C and Exhibit D, except for acts of Buyer as a tenant of the Property and the use by Buyer of hazardous materials, except for asbestos used as a building material for the Property and the two underground propane tanks located at the southwest corner of 2201 Building, to the best of Seller's knowledge, Seller has not generated, manufactured, buried, spilled, leaked, discharged, emitted, stored, disposed of, used or released any Hazardous Substance (as hereafter defined) about the Property, except as may have occurred as a result of operating the Property and in any such event such activities were at all times in compliance with Environmental Laws (as hereinafter defined), and has not knowingly permitted any other party to do any of the same.
     Except for and to the extent of the matters specifically described in Exhibit C and Exhibit D, except for acts of Buyer as a tenant of the Property and the use by Buyer of hazardous materials, except for asbestos used as a building material for the Property and the two underground propane tanks located at the southwest corner of 2201 Building, Seller has received no notice of and has no actual knowledge, without inquiry (a) that any Hazardous Substance are or have ever been generated, manufactured, buried, spilled, leaked, discharged, emitted, stored, disposed of, used or released about the Property, except as hereinbefore provided, or (b) of any, requests, notices, investigations, demands, administrative proceedings, hearings, litigation or other action proposed, threatened or pending relating to any of the Property and alleging non-compliance with or liability under any Environmental Law
     (as herein defined), or (c) that any above-ground or underground storage tanks or other containment facilities of any kind containing any Hazardous Substance are or have ever been located about the Property, or (d) that Seller's operations on the Property have been in compliance with all federal, state and local environmental laws, ordinances, rules and regulations, relating to the handling, storage and disposal of the Hazardous Materials. For purposes hereof, Hazardous Substance means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, radioactive materials, explosives, known carcinogens, petroleum products and by-products (including crude oil or any fraction thereof), and any pollutant, contaminant, chemical, material or substance defined as hazardous or as a pollutant or a contaminant in, or the use, manufacture, generation, storage, treatment, transportation, release or disposal of which is regulated by, any Environmental Law. For purposes hereof, Environmental Law means any federal, state, county, municipal, local or other statute, ordinance or regulation which relates to or deals with the protection of the environmental and/or human health and safety, including all regulations promulgated by a regulatory body pursuant to any such statute, ordinance, or regulation, including, the Comprehensive
     Environmental Response and Liability Act of 1980 ("CERCLA"), as amended, 42 U.S.C. 9601 et. seq., the Resource Conservation and Recovery Act ("RCRA"), as amended, 42 U.S.C. 6901 et. seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 et. seq., the Clean Air Act, as amended, 42 U.S.C. 7401 et. seq., and Minnesota Statutes Section 115B.01 et seq.

          (i) To the best of Seller's knowledge, no unrecorded condition, restriction, obligation or agreement not previously disclosed to Buyer pursuant to Section IV hereof shall exist which affect the Property or Buyer's ability to use the Property for the Current Uses.

          (j) To the best of Seller's knowledge, no portion of the Property is located within an area designated as a "flood plain" or "flood prone area" under any statute, regulation, or ordinance.

          (k) To the best of Seller's knowledge, the Property is free from any use or occupancy restrictions, except those imposed by zoning laws and regulations, and no part is dedicated or has been used as a cemetery or burial ground.

          (l) To the best of Seller's knowledge, except for the anticipated vacation of Summer and Cleveland Streets, no fact or condition exists which would result in the termination of the current access to the Property from any presently existing streets and roads adjoining or situated on the Property or to any existing sewer or other utility facilities servicing, adjoining or situated on the Property. To the best of Seller's knowledge, all utilities needed for Current Uses are available to the Property.

          (m) There is no litigation at law or in equity, and no action, litigation, investigation or proceedings of any kind, including, but not limited to, administrative or regulatory authority, pending or threatened against the Property, or the Seller, or affecting the ability of Seller to consummate the transaction contemplated herein and Seller knows of no facts which could give rise to any such action, litigation, investigation or proceeding with respect to the Property or the Seller.

          (n) To the best of Seller's knowledge, there are no outstanding citations or notices of violations of any statutes, ordinances or regulations of any kind, with respect to the Property and to the best of Seller's knowledge, there are no structural defects in the Buildings including the roof, but the foregoing shall not be construed as a warranty for the roof of the Buildings.

          (o) To the best of Seller's knowledge, (i) the Property is zoned for the Current Uses, (ii) the Property contains no wells, and (iii) the Property does not contain any septic systems.

          (p) To the best of Seller's knowledge, except for Buyer rights under the Lease and except for a right that may be granted by Seller to RREEF (or any of its affiliates), to purchase the Property which right shall be contingent on the termination of this Purchase Agreement, no other party has any right, title or interest in and to the Property, including the right to purchase the Property, except as set forth as a Permitted Encumbrance. Seller represents and warrants that in the event it enters into a purchase agreement with RREEF for the sale of the Property contingent upon the termination of this Purchase Agreement, such purchase agreement will be entered into only if RREEF executes a quitclaim deed in favor of Seller as to the Property to be placed in escrow with Title and to be delivered upon Buyer's closing its purchase of the Property.

          (q) Except as otherwise required by the Lease, Seller shall cure any violations of law or municipal ordinance, orders or requirements for which Seller had received a notice of violation prior to the closing which would affect the Property and which would be binding upon the Property or Buyer after the closing.

          (r) Seller will execute such documents including indemnitees as are necessary for Title to issue an early start endorsement for Buyer and Buyer's lender; provided, however, such documents will not guarantee payment by Buyer to Seller of any contract amounts.

          (s) Seller represents and warrants that it will maintain fire and extended coverage insurance on the respective Buildings in the amounts as indicated:

               Building                 Amount
               614                $ 9,500,000.00
               640                $ 5,000,000.00
               2201               $20,500,000.00

     None of the foregoing warranties shall be construed as a warranty as to the sufficiency of parking, it being understood that parking requirements are dependent on the usage of the Property by the Buyer.

     Except for the foregoing warranties, Buyer acknowledges that it is purchasing the Property in its "as is" condition relying solely on its knowledge of the Property in its capacity as tenant under the Lease and on its inspection of the quantity and quality of the Property including the floor, the structural portions of the Property and the roof. The foregoing representations and warranties will survive until December 31, 1999 ("Final Action Date"). The parties agree that all actions commenced by Buyer against Seller based on such representations and warranties shall be deemed time barred unless such actions have been commenced prior to the Final Action Date, or such claims are based on fraud, it being understood that except for claims based on fraud, Buyer shall be deemed to have released Seller for any claims based on such representations and warranties unless an action based thereon is commenced prior to Final Action Date.


                            SECTION X

                             CLOSING

     The closing of this transaction shall take place in the office of Title in Minneapolis, Minnesota on July 1, 1999. Notwithstanding any other provision hereof to the contrary, Seller shall have the right to terminate this Purchase Agreement in the event Buyer fails to pay the option money required under the 2101 Kennedy Option on or before the closing of this transaction. Possession of the Property shall be deemed to have been given by Seller to Buyer coincident with the closing. The following procedure shall govern the closing:

          (a) Prior to closing, Seller shall deliver to Buyer and Title a copy of the proposed general Warranty Deed (the "Deed") which shall be in recordable form and shall convey good and marketable record title to the Property (using the legal descriptions set forth on the Title Commitment and the Survey) to Buyer, subject only to the Permitted Encumbrances and other matters approved by Buyer. If the form of the Deed does not comply with the provisions set forth above, the Seller shall promptly correct the same upon notice from either Buyer or the Title Company.

          (b) On or before the closing Seller shall deliver to the Title Company or Buyer the following:

               (i) the Deed, properly executed and acknowledged along with a standard form Seller's Affidavit;

               (ii) current real estate tax statements;

               (iii) any applicable owner's duplicate certificate(s) of title to the Property;

               (iv) any applicable abstracts of title in Seller's possession;

               (v) a warranty bill of sale properly executed for all Personal Property;

               (vi) properly executed assignments of all Seller's interest in and to the Other Agreements and which shall provide that Seller will indemnify and hold Buyer harmless from all claims under the foregoing which accrued on or prior to closing and Buyer shall agree to indemnify and hold Seller harmless from all claims under the foregoing which accrue after the closing;

               (vii) a well certificate as may be required by applicable law or in the event it is not required, a certification in the deed that there are no wells on the Property;

               (viii) an assignment of the Warranties and any other documents required by this Purchase Agreement;

               (ix) any other documentation reasonably requested by the Title Company in order to confirm the authority of the Seller to consummate this transaction or to permit the Title Company to issue to Buyer, upon completion of the closing, its Owner's Title Insurance Policy in an amount equal to the Purchase Price, subject only to those matters shown on the Commitment which were approved by Buyer (the "Title Policy"); Provided, however, that the foregoing shall not be construed to obligate Seller to provide any indemnity except as provided in Section IX(r), or to pay any sums not otherwise required to be paid by Seller hereunder;

               (x) such funds as may be required by Seller to pay closing costs or charges properly allocable to Seller;

               (xi) Lease Termination Agreement ("LTA Agreement") terminating the Lease as of the closing date, executed by Seller;

               (xii) Memorandum of Option Agreements as required by the 2101 Kennedy Option and Phase II Option;

               (xiii) License Agreement, Parking Easement and
          Management Agreement.

          (c) On or before the closing, Buyer shall deliver to Title or Seller the following:

               (i) the balance of the cash due at closing, less any amounts for which Buyer is to receive a credit;

               (ii) such additional funds as may be required of Buyer to pay closing costs or charges properly allocable to Buyer;

               (iii) LTA Agreement executed by Buyer;

               (iv) Memorandum of Option Agreements as required by the 2101 Kennedy Option and Phase II Option;

               (v)  License Agreement, Parking Easement and Management
          Agreement;

          (d) After Title has received all of the items to be deposited with it, and when it is in a position to issue the Title Policy reflected by the approved Commitment, Title shall:

               (i)  record the Deed;

               (ii) record any other instruments executed by the parties, or either of them, which are contemplated by this Purchase Agreement to be placed of record, instructing the Recorder's Office to return the same to the beneficiary thereof;

               (iii) issue to Buyer its Title Policy and deliver to Buyer all other documents to be herein delivered by Seller to the Title Company pursuant to this Purchase Agreement;

               (iv) charge Buyer for the recording cost of the Deed and one-half of the closing fee and escrow fee, and the cost of any purchased title policy;

               (v) charge Seller for one-half of the closing fee and escrow fee, recording any documents clearing title to the Property, any abstracting costs, and the cost of the title insurance commitment for Buyer;

               (vi) charge Seller for the full cost of any deed transfer, revenue or similar tax with respect to the sale of the Property;

               (vii) real estate taxes and installments of special assessments due and payable in 1999 shall be prorated between the parties based on a calendar year and the date of closing. Seller shall pay all real estate taxes and installments of special assessments due in 1998 and earlier years, including as provided in Section IX(e) hereof; Buyer shall pay all real estate taxes and installments of special assessments due and payable in 2000 and subsequent years;

               (viii) all bills for services, labor, materials, capital improvements or other charges of any kind or nature rendered to Seller or the Property prior to the closing date shall be borne by and paid by Seller;

               (ix) prepare closing statements for Seller and Buyer, respectively, indicating deposits, credits and charges (including allocation of current real property taxes) and deliver the same, together with a disbursement of funds, to any appropriate party;

               (x) all prorations required under the Lease as a result of the Lease termination shall be prorated as and when required by the Lease.

     Any supplemental closing instructions given by any party shall also be followed by the Title Company provided the same do not conflict with any instructions set forth herein.

                           SECTION XI

                        DEFAULT BY BUYER

     In the event the transactions contemplated hereby fail to close as a result of a material default by Buyer of any of the terms of this Purchase Agreement, and such failure to close continues for a period of five (5) days after Seller notifies Buyer of such event, Seller may, at its option, elect as its exclusive remedy one of the following:

          (a) To terminate this Purchase Agreement as provided for by law and retain the Deposit as provided in Section III hereof; or

          (b) To enforce specific performance of Buyer's obligations herein to purchase the Property provided such action is commenced within one hundred eighty (180) days from such failure to close.

                           SECTION XII

                        DEFAULT BY SELLER

     If Seller refuses to perform any of its obligations as set forth herein or is in material breach of any of its representations and warranties herein provided and such failure to perform or breach continues for a period of five
(5) days after Buyer notifies Seller of such event, Buyer may, at its option, elect one of the following remedies:

          (a) To terminate this Purchase Agreement by notice to Seller, in which event neither party shall have any further rights or obligations hereunder except that the Deposit exclusive of any interest thereon shall be returned to Buyer as provided in Section III hereof; or

          (b) To enforce specific performance of Seller's obligations hereunder, including specifically the conveyance of the Property in the condition required hereby provided such action is commenced within one hundred eighty (180) days from such failure to close.

                          SECTION XIII

                     EXPENSE OF ENFORCEMENT

     If either party brings an action at law or in equity to enforce or interpret this Purchase Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys' fees and court costs in addition to any other remedy granted.

                           SECTION XIV

                             BROKERS

     Seller warrants to Buyer that in connection with this transaction Seller has not taken any action which would result in any real estate broker's fee being due or payable to any party. Buyer warrants to Seller that in connection with this transaction Buyer has not taken any action which would result in any real estate broker's fee, finder's fee or other fee being due or payable to any party. Seller and Buyer respectively agree to indemnify, defend and hold harmless the other from and against any and all other claims, fees, commissions and suits of any real estate broker or agent with respect to services claimed to have been rendered for or on behalf of such party in connection with the execution of this Purchase Agreement or the transaction set forth herein.


                           SECTION XV

                             NOTICE

     All notices, demands and requests required or permitted to be given under this Purchase Agreement must be in writing and shall be deemed to have been properly given or served either by personal delivery or by the expiration of two (2) days after depositing the same in the United States mail, addressed to Seller or to Buyer, as the case may be, prepaid and registered or certified mail, return receipt requested, at the following addresses:


     To Seller:     Hillcrest Development
                    2424 Kennedy Street NE
                    Minneapolis, Minnesota  55413
                    Attention:  Scott M. Tankenoff

     With Copy to:  Maun & Simon, PLC
                    2000 Midwest Plaza Building West
                    801 Nicollet Mall
                    Minneapolis, Minnesota  55402
                    Attention: Charles Bans

     To Buyer:      R & D Systems, Inc.
                    614 McKinley Place
                    Minneapolis, MN 55413
                    Attention:  Tom Oland, CEO

     With Copy to:  Fredrikson & Byron, P.A.
                    900 Second Ave. S
                    Suite 1100
                    Minneapolis, MN 55402
                    Attention: Chuck Diessner


Rejection or refusal to accept or the inability to deliver notice hereunder because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request. Any party shall have the right from time to time and at any time upon at least ten (10) days' written notice thereof, to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America.

                           SECTION XVI

                          CONDEMNATION

     In the event any portion of the Property is condemned or access thereto shall be taken, or in either case threatened, prior to the closing, and the taking renders the Property remaining unsuitable for the Buyer's current and/or anticipated use of the Property and Buyer notifies Seller in writing that it wishes to terminate this Purchase Agreement within thirty (30) days after written notice to Buyer of such condemnation action, then this Purchase Agreement shall terminate, neither party to this Agreement shall have any further liability to the other parties (except for Buyer's indemnity in Section IV(a) hereof), and the Deposit (exclusive of any interest earned thereon) shall be returned to Buyer.

     If the Purchase Agreement is not terminated pursuant to the preceding sentence, the Purchase Price of the Property shall not be affected, it being agreed that if the award is paid prior to the closing of this transaction, such amount, insofar as it pertains to the Property, shall be held in escrow and delivered to Buyer at the time of closing; and if the award has not been paid prior to the closing of this transaction, then at the closing Seller shall assign to Buyer all of its right, title and interest with respect to such award and shall further execute any other instrument requested by Buyer to assure that such award is paid to Buyer. If Buyer fails to timely close the transaction and this agreement is terminated by Seller, any escrowed condemnation proceeds will be paid to Seller.

     If Buyer does not terminate this Purchase Agreement, it shall have the right to contest the condemnation and/or the award resulting therefrom but such right shall terminate if Seller terminates this Purchase Agreement as a result of Buyer's default hereunder. If this Purchase Agreement is not terminated, the parties shall cooperate in defending any such taking and/or maximizing the amount of the award. Neither party will take any action relating to the taking, without the other party's written consent prior to closing.

                           SECTION XVII

                DAMAGE OCCURRING PRIOR TO CLOSING

     If, prior to the closing date, all or any part of the Property is substantially damaged by fire, casualty, the elements or any other cause, Seller shall immediately give notice to Buyer of such fact and at Buyer's option (to be exercised with thirty (30) days after Seller's notice), this Purchase Agreement shall terminate, in which event neither party will have any further obligations under this Purchase Agreement and the Deposit (exclusive of any interest earned thereon) shall be returned to Buyer.
If Buyer fails to elect to terminate despite such damage, Seller (whether the damage is "substantial" or not) to the extent reasonably possible shall promptly commence to repair such damage or destruction to the Property's prior condition and to mitigate further damages using the quality of materials and workmanship existing prior to the date of the casualty. If such damage shall be completely repaired prior to the closing date, then there shall be no reduction in the Purchase Price and Seller shall retain the proceeds of all insurance related to such damage. If such damage shall not be completely repaired prior to the closing date, at Buyer's election, (i) Seller shall assign to Buyer all right to receive the proceeds of all insurance related to such damage, less costs incurred by Seller in mitigating damage or making repairs that are reimbursable by insurance then in force, and the Purchase Price shall remain the same, or (ii) the closing shall be postponed pending complete restoration of the damage by Seller. For purposes of this Section, the words "substantially damaged" means damage that would cost $7,000,000.00 or more to repair.

                          SECTION XVIII

             LICENSE AGREEMENT AND PARKING EASEMENT

     Seller, or its successor, ("Licensor") and Buyer agree to enter into a written license agreement at closing, under which Seller agrees to license to Buyer parking spaces (the "Licensed Real Property") in a form to be hereafter agreed to. At closing, Seller shall grant Buyer a parking easement in a form to be hereafter agreed to providing for the parking of up to 110 vehicles over part of the north one-half of the parking area commonly known as the MT-BN lot.


                           SECTION XIX

                    MERGER/BINDING AGREEMENT

     All previous negotiations and understandings between Seller and Buyer or their respective agents and employees with respect to the transactions set forth herein are merged in this Purchase Agreement which alone fully and completely express the parties' rights, duties and obligations. This Purchase Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.


                           SECTION XX

                         EFFECTIVE DATE

     The Effective Date of this Purchase Agreement shall be the date of the last party's execution; provided, however, that if the last party does not execute this Purchase Agreement and deliver a duly executed counterpart of the same to the first signing party within three (3) days of the first party's execution date, then the offer or commitment to be bound hereby by the first executing party shall automatically be revoked and withdrawn, whereupon neither party shall be bound hereto.

                           SECTION XXI

                          GOVERNING LAW

     This Purchase Agreement shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed and construed in accordance with the laws of said State.


                          SECTION XXII

                           ASSIGNMENT

     Buyer shall have the right to assign at closing its interest in this Purchase Agreement to a third party, provided that assignee becomes personally responsible for Buyer's obligations herein.

                          SECTION XXIII

         CONDITIONS PRECEDENT FOR BOTH SELLER AND BUYER

     Notwithstanding any other provision hereof to the contrary, this Purchase Agreement, including, but not limited to, Section VIII hereof, shall be null and void and neither party shall hereafter be liable to the other unless
(a) prior to February 5, 1999, both Seller and Buyer have executed the 2101 Kennedy Option and the Phase II Option; (b) prior to January 29, 1999, Buyer has delivered to Title the tenant estoppel letter required by Section VIII and Buyer's Board of Directors approves the execution of this Purchase Agreement and Buyer delivers a written copy of such resolution to Seller; and (c) prior to February 5, 1999, Buyer and Seller have agreed to the form and substance of the License Agreement, the Parking Easement and the Management Agreement as defined in Sections XVIII and XXV.


                          SECTION XXIV

                        PREPAID EXPENSES

     Buyer and/or its assignee agrees to pay to Seller, following the closing on a monthly basis, the amounts described in Exhibit B hereto attached representing certain prepaid expense items previously paid by Seller. The obligations of Buyer and/or its assignee under this Section XXIV shall survive the closing.


                           SECTION XXV

                       MANAGEMENT CONTRACT

     At the closing, Buyer and Seller shall enter into a management contract in the form to be hereafter agreed to covering (i) the Property, (ii) the property covered by the 2101 Kennedy Option, effective upon the Buyer and/or its assignee's acquisition of fee title to the same and (iii) the property covered by the Phase II Option effective upon the Buyer and/or its assignee's acquisition of fee title to the same. The initial management annual fee measured on a calendar year basis shall be $213,250.00 for calendar year 1999 (and shall be prorated for calendar year 1999) and shall increase to $250,000.00 when Buyer acquires the property subject to the 2101 Kennedy Option and shall increase by two percent for every year thereafter until the acquisition of fee title to 2001 Kennedy pursuant to the Phase II Option when the annual management fee shall increase to $335,000.00 and then increase by two percent (2%) per year thereafter. The management fee shall include Seller's marketing expenses for leasing 2101 Kennedy and 2001 Kennedy but shall not include any broker's fees. Either party may terminate the management contract upon one hundred eighty (180) days prior written notice to the other but such termination shall not affect any liabilities which accrue prior to the effective date of termination.

     IN WITNESS WHEREOF, the parties hereto have executed these presents intending to be bound by the provisions herein contained.


SELLER:                       BUYER:

Hillcrest Development         R & D Systems, Inc.

By: Scott Tankenoff            By: Thomas E. Oland
    ----------------------     ------------------------
    Its:  General Partner      Its: President


                     ACKNOWLEDGMENT BY TITLE

     Title hereby agrees to act as escrow agent pursuant to the foregoing terms, it being understood that Title shall not be liable to either party if it acts in good faith in the performance of its duties herein.

                         First American Title Insurance Company

                              By:  Rodney D. Ives
                                   -----------------------------
                                   Its: Assistant Vice President




              FIRST AMENDMENT TO PURCHASE AGREEMENT


         THIS FIRST AMENDMENT to Purchase Agreement is dated this 5th day of February, 1999, by and between Hillcrest Development ("Seller") and R&D Systems, Inc. ("Buyer").


                            RECITALS


     1. Seller and Buyer entered into a purchase agreement dated January 22, 1999, for the sale and purchase of real property legally described as Lots 8, 9, 16, and 17, Auditor's Subdivision Number 268, Hennepin County, Minnesota (Purchase Agreement").

     2. The parties wish to amend the Purchase Agreement on the terms and conditions hereafter set forth.

     NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

     1. Section XXIII is hereby deleted in its entirety and replaced with the following provision:

               CONDITIONS PRECEDENT FOR BOTH SELLER AND BUYER

             Notwithstanding any other provision hereof to the contrary, this Purchase Agreement, including, but not limited to, Section VIII hereof, shall be null and void and neither party shall hereafter be liable to the other unless
     (a) prior to February 8, 1999, both Seller and Buyer have executed the 2101 and the Phase II Option; (b) prior to January 29, 1999, Buyer has delivered to Title the tenant estoppel letter required by Section VIII and Buyer's Board of Directors approves the execution of this Purchase Agreement and Buyer delivers a written copy of such resolution to Seller; and (c) prior to February 11, 1999, Buyer and Seller have agreed to the form and substance of the License Agreement, the Parking Easement and the Management Agreement as defined in Sections XVIII and XXV.

     2. Except as provided for above, all the terms and conditions of the Purchase Agreement shall remain in full force and effect.

                   Buyer:  R&D Systems, Inc.

                           By: Thomas E. Oland
                               -----------------------
                               Its: President

                   Seller:  Hillcrest Development

                           By: Scott Tankenoff
                               ------------------------
                               Its:  General Partner